--------------------------------------------------------------------------------
                                                                    Confidential
--------------------------------------------------------------------------------

                                                               Exhibit 16.C



Project Two and Tanga


PRELIMINARY DISCUSSION MATERIALS FOR

FINANCING SOURCES


December 4, 1999


pwinc

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Table of Contents

--------------------------------------------------------------------------------

I   EXECUTIVE SUMMARY

II  INVESTMENT CONSIDERATIONS

III SUMMARY BUSINESS DESCRIPTION

IV  TRANSACTION TERMS

V   FINANCIAL MODEL

EXHIBIT I  MANAGEMENT OVERVIEW


--------------------------------------------------------------------------------
pwinc

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Section I


Executive Summary



--------------------------------------------------------------------------------
pwinc                                                                          1

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Executive Summary

--------------------------------------------------------------------------------

Parthenon Capital proposes to sponsor a leveraged recapitalization of Two, a leading national marketer and direct distributor of repair and maintenance products principally to the apartment and institutional markets. Through its 1,000+ page "Two" Master Catalog (print and electronic), the Company has become a "one-stop shopping" resource for maintenance managers by offering the industry's most extensive selection of over 15,000 standard and specialty plumbing, hardware, electrical, janitorial and related products. In November of 1999, Two agreed to acquire Tanga and certain of its affiliates. Tanga is the number one distributor of specialty plumbing products to institutional building owners and maintenance engineers throughout the United States and Canada. The Tanga acquisition opens a new customer base for Two's extensive product line.

Together, the two companies will be the market leader in distribution of specialty MRO products, with strong historical and projected growth (organic growth as well as growth through consolidation of a large, fragmented industry); high operating margins; revenues diversified by product, end-market, customer, and geography; a business which is largely resistant to economic cycles; a strong, proven management team; competitive prices and high caliber product and service offerings.

Parthenon proposes to purchase Two in a transaction whose sources and uses are set forth below:

Uses                                         Sources
------------------------------------------   -----------------------------------
Common Stock Purchase               $230.7   Revolver                     $ 20.0
Equity Rollover                        3.0   Senior Secured Term Debt      113.0
                                    ------
     Total Equity                    233.7   Subordinated Debt              40.0
Refinance Tanga Acquisition Debt      64.5   Management Restricted Stock     0.1
Transaction Costs                      7.5   Redeemable Preferred Stock    132.0
Cash for Working Capital               0.4   Common Stock                    1.0
                                   -------                               -------
                                    $306.1   Total Equity                  133.0
                                   =======                               -------
                                                                          $306.1
                                                                         =======
--------------------------------------------------------------------------------
pwinc                                                                          2

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Executive Summary

--------------------------------------------------------------------------------

Accordingly, Parthenon proposes to invest approximately $132 million in Redeemable Preferred Stock and Common Stock. To supplement this equity contribution, Parthenon is soliciting commitments for the underwriting and arrangement of:

 .    A $40 million Revolving Credit Facility, of which $20 million will be drawn down at closing

 .    $113 million of Senior Secured Term Debt

 .    $40 million of Subordinated Indebtedness


Parthenon has signed a letter of intent to purchase Two and is currently proceeding with its acquisition proposal under an exclusivity agreement. Parthenon must receive financing commitments and have signed a definitive purchase agreement by December 23, 1999.

Parthenon's proposed purchases price for Two is $18.25 per share, for an aggregate equity purchase price of $233.7 million (including the exercise of certain options of the Company).


--------------------------------------------------------------------------------
pwinc                                                                          3

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Section II


Investment Considerations


--------------------------------------------------------------------------------
pwinc                                                                          4

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Investment Considerations

--------------------------------------------------------------------------------

Leading Market Position

Two is a leading supplier in the highly fragmented apartment MRO industry, holding an estimated 10% market share of the $2 billion apartment MRO market. Historically, the Company has primarily focused on supplying MRO products to the apartment housing market. This market share compares favorably with the Company's national competitors: Century, with an approximately 10% share, Maintenance Warehouse with an approximately 7% share, and Chad Supply, with an approximately 4% share.

The acquisition of Tanga allows Two to gain access to much larger MRO end-markets, including the institutional market of schools and universities, hospitals, nursing homes, military bases, prisons, office buildings, and hotels/motels. With the acquisition of Tanga, management believes that Two now targets approximately $8 billion of the overall MRO market. After the acquisition of Tanga, Two will hold a market leading share of approximately 2% of the highly-fragmented Institutional MRO market, which has thousands of "mom and pop" suppliers operating without the benefit of the efficiencies and infrastructure enjoyed by Two. Two believes that its product quality, extensive sales force, customer service, experienced distribution network, and reputation for leadership in product development and improvement provide significant competitive advantages in the Institutional market.

Strong Historical Growth

The Company has experienced historically high growth rates. Sales have grown from $172.0 million in 1996 to $268.5 million in 1998, for a CAGR of 24.9%. Over the same period, EBITDA has increased from $24.3 million to $32.1 million, for a CAGR of 14.9%.


--------------------------------------------------------------------------------
pwinc                                                                          5

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Investment Considerations



Strong Historical Growth (Cont'd)

        [GRAPH]                              [GRAPH]

 Historical Revenues                   Historical EBITDA
  ($ in millions)                      ($ in millions)

1996        $172.0                      1996            $24.3
1997        $226.9                      1997            $26.2
1998        $268.5                      1998            $32.1
9/99 LTM    $286.0                      9/99 LTM        $32.6

Growth has been driven by a variety of factors, including:

 .    Strong growth in average sales per distribution center from $6.1 million in
     1996 to $10.0 million for the twelve months ended September 30, 1999, representing a CAGR of 13.1%.

 .    Rapid expansion of distribution centers through new development and through acquisition, averaging three additional distribution centers per year since 1994. In 1991, the Company had four distribution centers. Today the Company has 21 distribution centers throughout the United States.

 .    Successful execution of disciplined acquisition program

 .    High quality customer experience (selection, efficient fulfillment, etc.)
     driving customer acquisition and retention (approximately 95% retention rate)

 .    Strong cash flow permitting internal financing of growth


--------------------------------------------------------------------------------
pwinc                                                                          6

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Investment Considerations

--------------------------------------------------------------------------------

Fragmented Industry Ripe for Consolidation

The Company believes that there are additional attractive acquisition candidates in both new and existing markets. Acquisitions in new geographic markets should permit the Company to acquire established accounts and continue to gain market share. In addition to increasing sales, the Company believes that the acquisition of companies serving Two's newly targeted institutional end-markets will accelerate the Company's growth in these end-markets. The Company has closely followed the strategy of implementing its own business model at each acquired company as soon as is practical, and has found that this results in a timely and efficient integration process. Competitive advantages accruing to scale players in the industry include purchasing power, diversity of product offerings, increased geographic reach, enhanced financial resources, and distribution technology and sophistication. The Tanga acquisition moves Two into the institutional MRO segment of the distribution market, which is even more fragmented than the apartment MRO market.

Track Record of Successful Growth Through Acquisitions

A key part of the Company's growth has been through acquisitions. The Company has made 14 acquisitions in the past four years. The Company has demonstrated a high degree of skill in sourcing, consummating and integrating acquisitions. Most recently, the Company successfully completed four key acquisitions during 1998, including the purchase of various assets of American Maintenance Supply, Inc., assets of Apartment Cleaning Supply and Pool Supply, Inc., assets of Kurzon Supply Co., Inc., and Management Supply Company Inc. With regards to fold-in acquisitions, Two has historically reduced administrative expenses at the acquired companies by up to 50%. Average IRR on the acquisitions is typically in the high teens within the first year.


--------------------------------------------------------------------------------
pwinc                                                                          7

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Investment Considerations

--------------------------------------------------------------------------------

Reputation for Quality

The Company's competitive pricing and first-rate brand name offerings, which include Kwikset, Insinkerator, Delta Faucet, Moen, Philips Lighting, and Briggs Plumbingware, have enabled the Company to establish itself as a source for high quality products. The Company's ability to deliver customized and private labeled products enhances this reputation.

Strong Fulfillment Capabilities

The Company's sophisticated national distribution and MIS infrastructure provide it with significant competitive advantages by permitting same-day and next-day delivery of products to customers across much of the United States.
Furthermore, the Company's ability to fulfill under different brand names from the same fulfillment infrastructure enhances its ability to leverage recent and future acquisitions. The Company receives and efficiently processes orders via telephone, facsimile, or electronic transmittal. The Company uses its own fleet of trucks in order to better maintain the high quality of its delivery services.

E-Business Opportunity

A portion of industrial distribution business is expected to migrate towards an Internet-enabled model in the near future. Two's extensive national distribution network and sophisticated MIS systems provide it with a fulfillment capability ideally suited for e-commerce. In July 1999, Two announced developments regarding its e-business initiative. Two intends to launch its business-to-business website in December 1999. Factors including the large number of SKUs, the content-intensive nature of the sales process and the "replenishment" aspect of the sales cycle will render the Company's business ideal for e-business applications. The brand recognition of the 1,000+ page "Two" Master Catalogue (print and electronic) gives Two an immediate advantage in growing an e-business.


--------------------------------------------------------------------------------
pwinc                                                                          8

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Investment Considerations

--------------------------------------------------------------------------------

Opportunity for International Growth

The vast bulk of the Company's sales are currently made domestically. Parthenon believes, however, that many of the same dynamics which contribute to the Company's growth prospects in the domestic market apply as well to the international market. Parthenon believes that the Company can achieve substantial international sales by 2004.

Multi-regional Footprint with Opportunity for National Expansion

The Company operates twenty-one distribution centers in sixteen states and the District of Columbia. These distribution centers contain an aggregate of 678,900 square feet and enable the company to distribute to approximately 75% of the United States. The Company believes that this breadth of distribution allows it to service national accounts more effectively than its competitors, the majority of whom are regional players who operate only a single distribution center.

Core Business Largely Resistant to Cyclical Pressures

The Company's results are largely resistant to cyclical pressures. The MRO market is driven, as its name implies, by ongoing maintenance programs which do not typically represent a significant expenditure for the consumer and are usually non-discretionary in nature. Customers are required to maintain their properties in order to attract tenants and support occupancy rates. Sales from maintenance and repair products and services accounted for over 98% of the Company's revenues in 1998, with under 2% of revenues derived from new construction. Since part of Two's value-proposition to customers relates to cost savings provided by the Company, Two's appeal to potential customers, and therefore its financial results, may actually increase during difficult economic environments, when new construction tends to decline and renovation and remodeling increase.


--------------------------------------------------------------------------------
pwinc                                                                          9

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Investment Considerations

--------------------------------------------------------------------------------

Diversification of Business by Product and End-Market

Two markets over 15,000 repair and maintenance products in a broad range of product categories, including plumbing, hardware, electrical, chemical and janitorial. This breadth of offerings reduces the Company's reliance on specific end-markets. The following chart sets forth the Company's product mix pro forma for the Tanga acquisition:

[GRAPH]

Appliances and Parts          10%
Plumbing                      44%
Electrical/HVAC               20%
Hardware                      12%
Other                         14%

Diversification of Business by Customer

Two's base of active customers has grown to approximately 44,800 for the twelve months ended September 30, 1999, from approximately 18,500 in fiscal 1995, representing a CAGR of 24.7%. The acquisition of Tanga will provide the Company with access to approximately 45,000 new customers in the Institutional MRO market, to whom many of the Company's other products can be cross-marketed. No single property accounted for as much as 1% of the Company's net sales during fiscal 1998, although one large property management company which manages approximately 2,300 properties accounted for approximately 8% of the Company's net sales during this period. Two's top ten customers include seven of the 50 largest property management companies in the United States.


--------------------------------------------------------------------------------
pwinc                                                                         10

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Investment Considerations

--------------------------------------------------------------------------------


Diversification of Business by Geography

Two's customer diversity also produces a high level of geographic diversity in its business. From its 21 distribution centers, the Company services a broad cross-section of the United States, with no region accounting for a disproportionate amount of revenues. The following chart sets forth the Company's regional revenue breakdown for the twelve months ending September 30, 1999:

[GRAPH]


Nothwest                      18%
West                          13%
Southeast                     18%
Midwest                       23%
Northeast                     28%


--------------------------------------------------------------------------------
pwinc                                                                         11

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Investment Considerations

--------------------------------------------------------------------------------

Strong, Proven Management Team

Two's management team has been instrumental in the Company's success. Together, the top five managers of the Company have over 68 years of experience in the apartment MRO industry and have successfully integrated 14 acquisitions over the past four years. Moreover, the management group has demonstrated the ability to work well together as a team, and to work well with the principals of Parthenon. The management team will hold a substantial portion of the fully-diluted ownership of the Company and will accordingly be highly incented to perform well.

The team is led by William S. Green, Chairman, Chief Executive Officer of the Company, who co-founded the Company with his father in 1978. He has served in his current capacity since 1986 and oversaw the Company's period of most rapid growth. Michael J. Grebe, the Company's President and Chief Operating Officer, joined the Company in November of 1998 from Airgas, Inc., where he had worked since 1986, most recently as a Group Vice President.

Strong Credit Statistics

The proposed transaction is predicated upon modest leverage, as set forth in the chart below. Additionally, the transaction will be capitalized with over $133 million of equity. This accounts for over 43% of the pro forma capitalization of the Company.


--------------------------------------------------------------------------------
                                         Fiscal Year Ending December 31,
                                     -------------------------------------------
                              Closing   2000   2001   2002   2003   2004
--------------------------------------------------------------------------------

Total Debt / EBITDA            5.1x     4.4x   3.5x   2.7x   2.1x   1.6x
Senior Debt/EBITDA             3.9      3.4    2.6    2.0    1.4    1.0
EBITDA/Interest Expense        2.0      2.3    2.8    3.4    4.1    5.1
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
pwinc                                                                         12

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Section III


Summary Business Description


--------------------------------------------------------------------------------
pwinc                                                                         13

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description

--------------------------------------------------------------------------------

During November 1999, Two agreed to merge with Tanga in order to create the leading distributor to apartment and institutional MRO markets. The transaction is scheduled to close this month. Separate descriptions of stand-alone Two and Tanga follow.

Company Overview-Two

Two ("Two" or the "Company") is a national marketer and direct distributor of repair and maintenance products, principally to the apartment housing market. Through its 1,000+ page Two Master Catalog, the Company has become a "one-stop shopping" resource for maintenance managers by offering the industry's most extensive selection of over 15,000 standard and specialty plumbing, hardware, electrical, janitorial and related products. By purchasing directly from domestic and foreign manufacturers in relatively large volumes, Two is able to offer customers competitive prices on both name brand and private label products. The Company seeks to win new accounts and increase sales to existing accounts through a direct sales force, outbound telesales representatives, a national accounts sales program and monthly direct mail flyers. Customer service representatives located at Two's regional call centers use the Company's proprietary software applications to quickly process orders and answer customer inquiries. The Company provides free, same-day or next-day delivery services to other areas. Since 1991, Two has expanded from four distribution centers located in Philadelphia, Washington, D.C., Houston and Indianapolis to twenty distribution centers located throughout the United States. From 1993 to 1998, the Company's net sales increased at a compound annual rate of 40.1%. From November 1995 through December 1998, Two has acquired twelve regional repair and maintenance supply companies with total annualized net sales of approximately $82 million.

The Company believes that there are additional attractive acquisition candidates in both new and existing markets. Acquisitions in new geographic markets should permit the Company to acquire established accounts and gain market presence quickly. In addition to increasing sales, the Company believes the acquisition of companies serving its newly targeted end-markets will accelerate the Company's growth in these end- markets. It is the Company's strategy to implement its business model at each acquired company as soon as practical after each acquisition is completed.

--------------------------------------------------------------------------------
pwinc                                                                         14

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description

--------------------------------------------------------------------------------

Products and Merchandising

Two markets over 15,000 repair and maintenance products. These items constitute a full range of standard and specialty products in the following product categories: plumbing, hardware, electrical, chemical and janitorial, appliances, appliance parts, window and floor coverings, heating, ventilating and air conditioning ("HVAC"), and paint accessories. The Company offers a broad range of name brands such as Kwikset, Insinkerator, Delta Faucet, Moen, Philips Lighting, and Briggs Plumbingware. In fiscal 1998, excluding assimilated acquisitions, private label products marketed under the "Two" and "Wilflo" names accounted for 14.4% of net sales, and no single product accounted for more than 1% of the Company's net sales. Through its inventory management system, the Company is able to identify sales trends and adjust the Company's merchandise mix accordingly.

Product Categories. For the periods presented, the approximate percentages of the Company's net sales by product category, excluding unassimilated acquisitions, were as follows:

--------------------------------------------------------------------------------
                                               Fiscal Year
                                ------------------------------------------------
Product Category                       1996       1997       1998
--------------------------------------------------------------------------------
Plumbing                                29%        30%        27%
Electrical                              20         18         18
Hardware                                16         15         14
Chemical and janitorial                  6          5          6
Appliances                               -          5          9
Appliance parts                          7          5          5
Window and floor coverings               6          7          6
HVAC                                     7          8          8
Paint and paint accessories              3          3          3
Other                                    6          4          4
                                       ---        ---        ---
                                       100%       100%       100%
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
pwinc                                                                        15

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description

--------------------------------------------------------------------------------

Sales and Marketing

The Company markets and sells through a direct sales force to all levels of the customer's organization, including senior managers of property management companies, local and regional property managers and, most importantly, on-site maintenance managers. The Company's sales and marketing efforts are designed to establish and solidify customer relationships through frequent contact and to emphasize the Company's broad product selection, reliable same-day or next-day delivery, high level of customer service and competitive pricing. The Company's base of active customers (customers that have purchased in the preceding 12 months) has grown to approximately 43,000 at December 25, 1998. No single property accounted for as much as 1% of the Company's net sales during fiscal 1998, although approximately 2,300 properties owned and managed by one large property management company accounted for an aggregate of 7.9% of the Company's net sales during this period.

Two maintains one of the largest direct sales forces in its industry. At December 25, 1998, the Company had 233 field sales representatives covering 173 markets nationwide. The Company has found that it garners a greater percentage of its customers' overall spending on repair and maintenance supplies in markets serviced by local Two sales representatives, particularly where local sales representatives are supported by a nearby distribution center, thus enabling free, same-day or next-day delivery of the Company's entire product line. To generate new customers, the Company provides its sales representatives with lists of prospective customers and generally expects them to call on existing customers approximately every two weeks. In servicing existing customers, local sales representatives are expected not only to generate orders but also to be problem solvers. Typical problem solving services include shop organization, special orders, part identification and complaint resolution. Local sales representatives are compensated based on a combination of salary and commission. The Company also employs nine telesales representatives whose responsibility is to obtain new customers and maintain regular contact with active customers, principally in territories where the Company does not employ a local field sales representative.

--------------------------------------------------------------------------------
pwinc                                                                         16

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description

--------------------------------------------------------------------------------

Operations

The Company receives all orders placed by customers or customers' local sales representatives at its regional customer service centers via telephone through the Company's toll-free "800" number and by fax. Calls are received by customer service representatives who utilize on-line terminals to enter customer orders into a fully computerized order processing system. Through this system, customer service representatives access product availability, product location, pricing and promoting information. Customer service personnel determine immediately whether the product is available at the distribution center closest to the customer and, if not, the closest distribution center with availability. As a result, the customer service representative informs the customer immediately as to when the product can be delivered. Customer service lines are open from 8:00 a.m. to 6:00 p.m., and all orders received before 3:00 p.m. are readied for shipment on the same day. Two uses bar-coding on all orders to track shipment and delivery status. Most sales are billed on net 30-day terms, with the remaining paid by credit card at the time of sale. The Company seeks to carefully manage inventory to assure product availability and minimize inventory shrinkage. The Company regularly performs cycle counts of key inventory items.

Two attempts to ship its products in the most cost-effective and efficient manner. For customers located within the local delivery radius of a distribution center (typically 50 miles), Two's own trucks or a contract delivery service will deliver the products directly to the customer either the same day or next day, at no charge for orders over $25. For customers located outside the local delivery radius of a distribution center, the Company will deliver products via UPS or another parcel delivery company or, in the case of large orders, by less-than-truckload common carrier. For these customers, the Company imposes a $25 minimum order size and does not charge delivery costs if the customer's order exceeds $50, except for heavy or oversized products marked in the catalog with a "plus freight" symbol.

--------------------------------------------------------------------------------
pwinc                                                                         17

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description

--------------------------------------------------------------------------------

Two Distribution Centers
(The company leases the following distribution centers for periods of three to ten years)
--------------------------------------------------------------------------------
                                       Current               Year
Location                           Square Footage      Open / Acquired
--------------------------------------------------------------------------------
Philadelphia, PA                        70,000               1978 (1)
Washington, D.C.                        28,500               1982
Indianapolis, IN                        16,000               1991
Fresno, CA                              14,400               1992
Atlanta, GA                             28,800               1993 (3)
Tampa, FL                               36,700               1994
Columbus, OH                            20,800               1995
Seattle, WA                             16,200               1995
Miami, FL                               37,200               1995*
Denver, CO                              27,100               1996*
Houston, TX                             55,000               1996*
San Antonio, TX                         19,200               1996 (3)
Chicago, IL                             18,300               1997*
Dallas, TX                              50,400               1997
Charlotte, NC                           24,000               1997
Phoenix, AZ                             33,700               1997
Farmington Hills, MI                    70,000               1997*
Las Vegas, NV                           21,600               1998
Boston, MA                              48,300               1998
Bronx, NY (Kurzon)                      18,600               1998*
San Diego, CA                           15,000               1999*
--------------------------------------------------------------------------------
Additionally, the Company leases approximately 12,500 square feet of office space in Morristown, New Jersey

----------
*  Distribution Center acquired.
(1) In September 1996, the company moved its Philadelphia distribution center to a new 70,000 square foot facility, which also houses the company's national call center. This distribution center is leased from 804 Eastgate Associates LLC, a related party.
(2) In December 1997, the company moved its Atlanta Distribution Center to a larger facility.
(3) In April 1998, the San Antonio Distribution Center, which was originally acquired during the HMA acquisition, was moved to a larger facility.
--------------------------------------------------------------------------------
pwinc                                                                         18

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description

--------------------------------------------------------------------------------

Company Overview -- Tanga

Founded in 1935, Tanga is a leading distributor of specialty plumbing products in addition to heating and electrical parts to institutional building owners and maintenance engineers throughout the United States and Canada. Tanga has two distribution centers in the United States (in New York and South Carolina) and two in Canada (in Ontario and Edmonton) through which it distributes its more than 30,000 SKUs. The company's 200 sales people cover 10 territories in Canada, all fifty United States, and Puerto Rico.

For the twelve months ended September 30, 1999, Tanga's pro forma revenues and EBITDA were $76.4 million and $10.2 million, respectively. The company's revenues by end-market in fiscal year 1998 were as follows:

Tanga FY 1998 -- End Market Sales (% of Total Sales)

[GRAPH]

Prison          3%
Government      7%
Hospital       17%
Hotels         14%
Housing         4%
Mfg/Utility     7%
Plumber         5%
Realty         14%
Education      22%
Nursing Home    7%


--------------------------------------------------------------------------------
pwinc                                                                         19

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description

--------------------------------------------------------------------------------
Company Overview -- Tanga (Cont'd)

Domestic revenues represent approximately 90% of sales, with 34% in the Southeast region. Canadian revenues represented approximately $8 million of fiscal year 1998 revenues. The following chart illustrates Tanga's revenues by domestic geographic region in fiscal year 1998:

Tanga FY 1998 Revenue by Region

[GRAPH]


Southwest           3%
Northeast          23%
Southeast          34%
West               13%
Midwest            27%


--------------------------------------------------------------------------------
pwinc                                                                         20

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description

--------------------------------------------------------------------------------
Company Overview -- Tanga (Cont'd)

Approximately 87% of Tanga's revenues are related to specialty plumbing products, with the remainder of revenues consisting of the following:

Tanga's FY 1998 Revenues by Product Line

[GRAPH]

Electrical HVAC     6%
Hardware            5%
Plumbing Supplies  87%
Chemicals           2%




--------------------------------------------------------------------------------
pwinc                                                                         21

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description


--------------------------------------------------------------------------------

Industry Overview

The Company historically competed primarily in the $2 billion apartment market
(1), which is a subset of the overall $100 billion maintenance, repair, and operating ("MRO") market of the distribution industry. With the acquisition of Tanga, the Company gains access to healthcare, lodging, and educational facilities (collectively the "Institutional") MRO market, which is approximately $8 billion in annual sales.

$2 Billion Apartment Market Share

[GRAPH]

Wilmar                 10%
Century Maintenance    10%
Maintenance Warehouse   7%
Chad Supply             4%
Other                  69%



Large national distributors, including the Company, hold several competitive advantages over the smaller independents, including purchasing power, diverse product offerings, geographic reach, financial resources, and distribution technology and sophistication. These advantages allow the national chains to meet the needs of customers with nationwide presence and fill large orders that require carrying significant amounts of credit.

----------
(1) The Company's estimate which was arrived at using industry averages for maintenance expenditures per unit ($110 per year) multiplied by the total number of units, as supplied by the National Multi-Housing Council.


--------------------------------------------------------------------------------
pwinc                                                                         22

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Summary Business Description

--------------------------------------------------------------------------------

Industry Overview (Cont'd)

The Company and other "new generation" distributors will continue to grow as they take share from regional independent distributors. The strength of the Company's business model, its same day distribution network and ability to serve national accounts is the primary growth driver for the Company and its competitors. The acquisition of Tanga gives Two the ability to access other institutional markets which have yet to go to same day service and should fuel the Company's growth over the next five to seven years.

Tanga is the number one specialty plumbing supplier to the Institutional MRO market with its nearest competitor, Creed and P&M, generating $27 million in annual revenues. The balance of the market share consists of private individuals who generate approximately $1 million in annual revenues.



--------------------------------------------------------------------------------
pwinc                                                                         23

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Section IV


Transaction Terms



--------------------------------------------------------------------------------
pwinc                                                                         24

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Transaction Terms

--------------------------------------------------------------------------------

Projected Sources and Uses

--------------------------------------------------------------------------------
(Dollars in Millions)


Uses:                                      Sources:
Common Stock Purchase            $230.7    Revolver                     $ 20.0
Equity Rollover                     3.0    Senior Secured Term Debt      113.0
Total Equity                      233.7    Sub Debt                       40.0
Refinance Tanga Acquisition Debt   64.5    Management Restricted Stock     0.1
Transaction Costs                   7.5    Redeemable Preferred          132.0
Cash for Working Capital            0.4    Common Stock                    1.0
                                 ------                                 ------
                                              Total Equity               133.1
                                                                        ------
                                 $306.1                                 $306.1
                                 ======                                 ======
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
pwinc                                                                         25

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Transaction Terms

--------------------------------------------------------------------------------

Issuer: Newco, a corporation formed by Parthenon Capital to acquire the outstanding stock of Two

Facility:           $153 million of senior secured indebtedness, comprised of a working capital revolver and one or more term loan tranches:

                    Revolver (Drawn)              $20.0 million
                    Senior Secured Term Debt      113.0 million

Use of Proceeds:    To finance the leveraged recapitalization of Two, including any required repayment of existing debt; to pay transaction fees and expenses; other general corporate purposes, including working capital.

--------------------------------------------------------------------------------
pwinc                                                                         26

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Transaction Terms

--------------------------------------------------------------------------------

Issuer:             Newco

Facility:           $40 million of subordinated indebtedness

Use of Proceeds:    To finance the leveraged recapitalization of Two, including any required repayment of existing debt; to pay transaction fees and expenses; other general corporate purposes, including working capital.


--------------------------------------------------------------------------------
pwinc                                                                         27

                                                                     Project Two

Section V

Financial Model

--------------------------------------------------------------------------------
pwinc                                                                         28

                              PROJECT TWO & TANGA
(FYE December 31)
($000'S)
--------------------------------------------------------------------------------
            OBJECTIVE:    Execute a leveraged buyout to go private
--------------------------------------------------------------------------------

USES OF FUNDS
-------------

Common Stock Purchase    $230,695
Seller Note                     0
Non-Compete                     0
Seller Earnout                  0
Equity Rolled By Manager    3,000 (1)
                         ---------
Equity Purchase Price    $233,695
Debt Retired               64,500
Debt Assumed                    0
Cash Infusion                 416
Transaction Costs           7,500
                         ---------
TOTAL USES               $306,111
                         =========

SOURCES OF FUNDS
----------------
                                           %
                                        -------
WC Revolver                  $ 20,000      6.5%
Debt Assumed                        0        na
Senior Term Debt              113,000     36.9%
Mezzanine Debt                 40,000     13.1%
Seller Note                         0        na
Seller Earnout                      0        na
Redeemable Preferred Stock    132,000     43.1%
Common Equity:
Equity - Current Owners             0        na
Common Stock                    1,000      0.3%
Management Restricted Stock       111      0.0%
Management Options                  0        na
Excess Cash on Balance Sheet        0        na
                             --------   -------
  TOTAL RESOURCES            $306,111    100.0%
                             ========   =======

ACQUISITION MULTIPLES
---------------------

PURCHASE
--------

Enterprise Price Paid        $305,695
Price in 1999 Op Inc              9.9x
Price in 2000 Op Inc              8.7x
1999 P/EBITDA                     9.0x
2000 P/Est. EBITDA                8.0x
Price in Closing BV               3.1x

                                            Un-     % of Sale      Fully
EQUITY ALLOCATION                       Diluted      Proceeds    Diluted
-----------------                       -------      --------    -------

Senior Sub Debt                            *            5.0%        5.0%
Junior Sub Debt                            *            0.0%        0.0%
Seller's Note                              *            0.0%        0.0%
Preferred Stock                            *            0.0%        0.0%
Equity - Current Owners                   0.0%          0.0%        0.0%
Common Stock Equity                      90.0%         81.5%       81.0%
Management Restricted Stock Equity       10.0%          9.1%        9.0%
Management Options Equity                 0.0%          4.4%        5.0%
                                       --------      --------    -------
  TOTAL ALLOCATION                      100.0%        100.0%      100.0%
                                       ========      ========    =======

GOODWILL CALCULATION
--------------------

Purchase Price          $233,695
Less:
 Net Worth                97,500
 Asset Write-Ups               0
 Non-Compete                   0
 Deferred Taxes                0
                        ---------
  GOODWILL              $136,195
                        =========

(FYE December 31)
($000's)


                               -----------------------------------------------------------------------------------------------------
                                                      HISTORICAL(1)                           PROJECTED
CONSOLIDATED                   -----------------------------------------------------------------------------------------------------
INCOME STATEMENT                    1995       1996      1997       1998       1999      2000      2001      2002     2003     2004
                                    ----       ----      ----       ----       ----      ----      ----      ----     ----     ----
*************************
Total Revenue                    $60,800    100,644   150,793    268,505    295,600   324,100   359,720   402,174  449,736  503,107

 Cost of Goods Sold               41,800     70,853   106,605    176,188    194,600   214,338   236,482   263,979  295,888  331,738
                                 -------    -------   -------    -------   --------  --------  --------  -------- -------- --------
  GROSS PROFIT                   $19,000    $29,791   $44,188    $92,317   $101,000  $109,762  $123,238  $138,195 $153,848 $171,369

Operating Expenses:
------------------
  S, G & A                       $13,000    $20,886   $30,882    $63,570   $ 70,000  $ 74,706  $ 80,885  $ 87,437 $ 95,916 $106,052
                                 -------    -------   -------    -------   --------  --------  --------  -------- -------- --------
  OPERATING PROFIT               $ 5,900    $ 8,905   $13,306    $28,747   $ 31,000  $ 35,056  $ 42,354  $ 50,758 $ 57,932 $ 65,317

Other Income (Expense)                 0          0         0          0          0      ($13)     ($27)     ($30)    ($34)    ($35)
Management Fee                         0          0         0          0          0      (250)     (250)     (250)    (250)    (250)
Transaction Cost Amort.                0          0         0          0          0    (1,500)   (1,500)   (1,500)  (1,500)  (1,500)
Goodwill Amortization                  0          0         0          0          0   (13,560)  (13,560)  (13,560) (13,560) (13,560)
                                 -------    -------   -------    -------   --------  --------  --------  -------- -------- --------
  E.B.I.T.                       $ 5,900    $ 8,905   $13,306    $28,747   $ 31,000  $ 19,733  $ 27,017  $ 35,418 $ 42,588 $ 49,972

Interest Expense:
----------------
WC Revolver                                                                             1,758     1,759     1,763    1,766    1,767
Senior Term Debt                                                                        9,888     9,492     8,998    8,009    6,526
Magazine Debt                                                                           5,200     5,200     5,200    5,200    5,200
                                                                                     --------  --------  -------- -------- --------
  TOTAL INTEREST EXPENSE                                                             $ 16,846  $ 16,451  $ 15,960 $ 14,975  $13,493

  Pre-Tax Income                                                                     $  2,888  $ 10,566  $ 19,458 $ 27,612  $ 36,479

Provision for Income Taxes                                                              6,352     9,318    12,751   15,901    19,325
                                                                                     --------  --------  -------- -------- --------
  NET INCOME                                                                          ($3,464)   $1,249    $6,707  $11,712  $17,154
                                                                                     ========  ========  ======== ======== ========
Preferred Dividends (Non-Cash)                                                         18,840    21,067    24,017   27,379   31,212
                                                                                     --------  --------  -------- -------- --------
  NET TO RETAINED EARNINGS                                                           ($21,944) ($19,818) ($17,310)($15,667)($14,058)
                                                                                     ========  ========  ======== ======== ========
------------------------------------------------------------------------------------------------------------------------------------
  E.B.I.T                        $ 5,900    $ 8,905   $13,306    $28,747    $31,000   $19,733   $27,017   $35,418  $42,588  $49,972
Add backs
---------
Management Fee                                                                           $250      $250      $250     $250     $250
Transaction Cost Amor.                                                                  1,500     1,500     1,500    1,500    1,500
Goodwill Amortization                300        735     1,392      2,472      2,800     3,000     3,300     3,500    3,700    4,000
                                 -------    -------   -------    -------    -------   -------   -------   -------  -------  -------
  E.B.I.T.D.A.                   $ 6,200    $ 9,640   $14,698    $31,319    $33,800   $38,403   $45,627   $54,228  $61,597  $69,282
------------------------------------------------------------------------------------------------------------------------------------
                                            TWO ONLY                                      TWO & TANGA COMBINED
                                 ---------------------------------------------------------------------------------------------------

(FYE December 31)

                               --------------------------------------------------------------------------------------------------
($000'S)
                                                HISTORICAL                                            PROJECTED
                               --------------------------------------------------------------------------------------------------
CASH FLOW STATEMENT               1994    1995    1996    1997    1998    1999       2000      2001      2002      2003      2004
**************************        ----    ----    ----    ----    ----    ----       ----      ----      ----      ----      ----
NET TO RETAINED EARNINGS            $0      $0      $0      $0      $0      $0   ($21,944) ($19,818) ($17,310) ($15,667) ($14,058)

Non-Cash Adjustments:
---------------------
Depreciation                        ..      ..      ..      ..      ..      ..     $3,000    $3,300    $3,500    $3,700    $4,000
Transaction Cost Amort.             ..      ..      ..      ..      ..      ..      1,500     1,500     1,500     1,500     1,500
Goodwill Amortization               ..      ..      ..      ..      ..      ..     13,560    13,560    13,560    13,560    13,560
Accrued Deferred Dividends          ..      ..      ..      ..      ..      ..     18,480    21,067    24,017    27,379    31,212
                                                                                   ------    ------    ------    ------    ------
      FUNDS FROM OPERATIONS         ..      ..      ..      ..      ..      ..    $14,595   $19,609   $25,266   $30,471   $36,214

Net Working Capital Requirements:
---------------------------------
Accounts Receivable                 ..      ..      ..      ..      ..      ..    ($5,290)  ($6,363)  ($5,391)  ($6,160)  ($8,034)
Inventory                           ..      ..      ..      ..      ..      ..     (4,179)   (4,688)   (5,822)   (6,756)   (7,590)
Other Current Assets                ..      ..      ..      ..      ..      ..       (357)     (446)     (531)     (595)     (668)
Accounts Payable                    ..      ..      ..      ..      ..      ..      2,363     2,651     3,292     3,821     4,292
Accrued Expenses                    ..      ..      ..      ..      ..      ..        811       910     1,130     1,312     1,474
                                                                                   ------    ------    ------    ------    ------
      (INCREASE) IN NET WORKING CAPITAL     ..      ..      ..      ..      ..    ($6,631)  ($7,935)  ($7,321)  ($8,379) ($10,526)

      CASH FROM OPERATIONS          ..      ..      ..      ..      ..      ..     $7,945   $11,673   $17,945   $22,093   $25,688

Capital Expenditures                ..      ..      ..      ..      ..      ..    ($3,241)  ($3,597)  ($4,022)  ($4,497)  ($5,031)
                                                                                   ------    ------    ------    ------    ------
      CASH AFTER INVESTMENT ACTIVITIES      ..      ..      ..      ..      ..     $4,704    $8,076   $13,923   $17,595   $20,656
                                                                                   ======    ======    ======    ======    ======

                                                        PROJECT TWO & TANGA
(FYE December 31)
                                                         ------------------------------------------------------------------------
($000's)                                                                                  PROJECTED
                                                         ------------------------------------------------------------------------
                                                            2000            2001             2002            2003            2004
                                                            ----            ----             ----            ----            ----
FINANCING ACTIVITIES                          Year B....       1               2                3               4               5
---------------------
CASH FLOW TO FINANCING ACTIVITIES                        $4,704          $8,076          $13,923         $17,595         $20,656

 Existing Debt Retired                                         0               0                0               0               0
                                                            ----            ----             ----            ----            ----
Cash For Retirement of Senior Debt                        $4,704          $8,076          $13,923         $17,595         $20,656
 Senior Debt Retired                                      (4,520)         (5,650)         (11,300)        (16,950)        (20,340)
                                                            ----            ----             ----            ----            ----
Cash For Retirement of Senior Subordinated Debt             $184          $2,426           $2,623            $645            $316
 Senior Subordinated Debt Retired                              0               0                0               0               0
                                                            ----            ----             ----            ----            ----
Cash For Redemption of Preferred Stock                      $184          $2,426           $2,623            $645            $316
 Preferred Stock Redeemed                                      0               0                0               0               0
                                                            ----            ----             ----            ----            ----
Excess Cash                                                  184           2,426            2,623             645             316
 Increase(Decrease) in W/C Revolver                         (500)         (2,426)          (2,623)           (645)           (316)
                                                            ----            ----             ----            ----            ----
   FREE CASH FLOW                                          ($316)             $0               $0              $0              $0
                                                         =======         =======          =======         =======         =======
CASH BALANCE BEGINNING OF PERIOD                             416             100              100             100             100

CASH BALANCE AT END OF PERIOD                               $100            $100             $100            $100            $100
                                                         =======         =======          =======         =======         =======
W/C Revolver Availability                                 20,500          22,926           25,549          26,194          26,511
Percent of Revolver Unused                                  29.5%           29.5%            29.8%           27.5%           24.9%

TERM CALCULATION
----------------

Percent Paid Down:
 Senior Term Debt                                            4.0%            9.0%            19.0%           34.0%           52.0%

                              PROJECT TWO & TANGA

(FYE December 31)

                               ----------------------------------------------------------------------------------------------------
($000'S)
                                      HISTORICAL                                            PROJECTED
                               ----------------------------------------------------------------------------------------------------
                                                   12/31/1999
ASSETS                           1998(1)     1999    Closing    Adjust    Opening      2000      2001      2002      2003      2004
**************************       -------     ----    -------    ------    -------      ----      ----      ----      ----      ----
Current Assets:
---------------
Cash & Marketable Securities    $30,909        $0         $0      $416       $416      $100      $100      $100      $100      $100
Accounts Receivable              27,535    44,500     44,500               44,500    49,790    56,153    61,544    67,704    75,738
Inventory                        30,129    41,200     41,200               41,200    45,379    50,067    55,889    62,644    70,234
Other Current Assets              1,884     3,700      3,700                3,700     4,057     4,503     5,034     5,629     6,297
                                 ------    ------     ------               ------    ------    ------    ------    ------    ------
      TOTAL CURRENT ASSETS      $90,457   $89,400    $89,400              $89,816   $99,326  $110,823  $122,567  $136,078  $152,370

Fixed Assets:
-------------
Net PPE                          $4,183    $7,500     $7,500               $7,500    $7,741    $8,038    $8,560    $9,357   $10,388
Other Non Current                     0     1,600      1,600                1,600     1,600     1,600     1,600     1,600     1,600
Transaction Costs                     0         0          0     7,500      7,500     6,000     4,500     3,000     1,500         0
Goodwill                         27,056    95,200     95,200   136,195    231,395   217,835   204,276   190,716   177,156   163,597
                                 ------    ------     ------               ------    ------    ------    ------    ------    ------
      TOTAL FIXED ASSETS        $31,239  $104,300   $104,300             $247,995  $233,176  $218,414  $203,876  $189,614  $175,585
                                 ------    ------     ------               ------    ------    ------    ------    ------    ------
      TOTAL ASSETS              121,696  $193,700   $193,700  $144,111   $337,811  $332,502  $329,236  $326,442  $325,691  $327,955
                               ========  ========   ========             ========  ========  ========  ========  ========  ========

(1) 1998 Balance sheet data represents TWO only.


($000's)                                 -----------------------------------
                                                     HISTORICAL
                                         -----------------------------------
                                                                  12/31/1999
LIABILITIES & EQUITY                      1998(1)        1999       Closing
-----------------------------             -------        ----       -------
Current Liabilities:
--------------------
Accounts Payable                         $ 11,992    $ 23,300      $ 23,300
Accrued Expenses                            4,707       8,000         8,000
Note Payable - Bank                         1,209      64,500        64,500
                                         --------    --------      --------
  TOTAL CURRENT LIABILITIES              $ 17,907    $ 95,800      $ 95,800

Other Non-current Liabilities                   0         400           400

Long Term Debt:
--------------
Existing Debt                            $      0    $      0      $      0
WC Revolver                                     0           0             0
Senior Term Debt                                0           0             0
Mezzanine Debt                                  0           0             0
                                         --------    --------      --------
  TOTAL LONG TERM DEBT                   $      0    $      0      $      0
                                         --------    --------      --------
  TOTAL LIABILITIES                      $ 17,907    $ 96,200      $ 96,200

Net Worth:
---------
 Equity - Common                         $103,569    $ 97,500      $ 97,500
        - Preferred                             0           0             0
 Retained Earnings                            220           0             0
                                         --------    --------      --------
  NET WORTH                              $103,789    $ 97,500      $ 97,500
                                         --------    --------      --------
  LIABILITIES & NET WORTH                $121,696    $193,700      $193,700
                                         ========    ========      ========

  BALANCE SHEET CHECK**                         0           0             0


($000's)a                                --------------------------------------------------------------------------------------
                                                                                 PROJECTED
                                         --------------------------------------------------------------------------------------
LIABILITIES & EQUITY                       Adjust     Opening          2000         2001        2002         2003         2004
-----------------------------              ------     -------          ----         ----        ----         ----         ----
Current Liabilities:
--------------------
Accounts Payable                                     $ 23,300      $ 25,663     $ 28,315    $ 31,607     $ 35,428     $ 39,720
Accrued Expenses                                        8,000         8,811        9,722      10,852       12,164       13,638
Note Payable - Bank                      ($64,500)          0             0            0           0            0            0
                                                     --------      --------     --------    --------     --------     --------
  TOTAL CURRENT LIABILITIES                          $ 31,300      $ 34,475     $ 38,036    $ 42,459     $ 47,591     $ 53,358

Other Non-current Liabilities                             400           400          400         400          400          400

Long Term Debt:
--------------
Existing Debt                            $      0    $      0      $      0    $      0     $      0     $      0     $      0
WC Revolver                                20,000      20,000        19,500      17,074       14,451       13,806       13,489
Senior Term Debt                          113,000     113,000       108,480     102,830       91,530       74,580       54,240
Mezzanine Debt                             40,000      40,000        40,000      40,000       40,000       40,000       40,000
                                                     --------      --------     --------    --------     --------     --------
  TOTAL LONG TERM DEBT                               $173,000      $167,980    $159,904     $145,981     $128,386     $107,729
                                                     --------      --------     --------    --------     --------     --------
  TOTAL LIABILITIES                                  $204,700      $202,855     $198,341    $188,840     $176,377     $161,487

Net Worth:
---------
 Equity - Common                         $ 96,389    $  1,111      $  1,111    $  1,111     $  1,111     $  1,111     $  1,111
        - Preferred                       132,000     132,000       150,480     171,547      195,564      222,943      254,155
 Retained Earnings                              0           0       (21,944)    (41,762)     (59,072)     (74,740)     (88,797)
                                                     --------      --------     --------    --------     --------     --------
  NET WORTH                                          $133,111      $129,647    $130,896     $137,603     $149,314     $166,468
                                                     --------      --------     --------    --------     --------     --------
  LIABILITIES & NET WORTH                $144,111    $337,811      $332,502    $329,236     $326,442     $325,691     $327,955
                                                     ========      ========     ========    ========     ========     ========
  BALANCE SHEET CHECK**                         0           0             0           0            0            0            0

(1) 1998 Balance sheet data represents TWO only.

                                 TWO Forecast

(FYE December 31)
($000'S)

                               ----------------------------------------------------------------------------------------------------

                                              HISTORICAL                                         PROJECTED
                               ----------------------------------------------------------------------------------------------------
INCOME STATEMENT                   1995      1996       1997       1998      1999      2000      2001      2002      2003      2004
--------------------------
Revenue
Total Net Revenue               $60,800  $100,644   $150,793   $192,605  $217,400  $243,500  $272,720  $308,174  $348,236  $393,507

Cost of Goods Sold               41,800    70,853    106,605    136,488   153,700   172,138   190,931   215,710   243,779   275,471
                                 ------    ------     ------     ------    ------    ------    ------    ------    ------    ------
      GROSS PROFIT              $19,000   $29,791    $44,188    $56,117   $63,700   $71,362   $81,789   $92,464  $104,457  $118,036
        Margin                    31.3%     29.6%      29.3%      29.1%     29.3%     29.3%     30.0%     30.0%     30.0%     30.0%

Operating Expenses:
      S, G & A(1)                31,100    20,886     30,882     37,470    43,100    46,899    51,740
                                 ------    ------     ------     ------    ------    ------    ------
      OPERATING PROFIT           $5,900    $8,905    $13,306    $18,647   $20,600   $24,463   $30,050
        Margin                     9.7%      8.8%       8.8%       9.7%      9.5%     10.0%     11.0%

        Growth                              50.9%      49.4%      40.1%     10.5%     18.8%     22.8%

-------------------
(1) Operating expenses for Two & Tanga will be shared as integration occurs.

                                 TWO Forecast

(FYE December 31)
($000'S)

                               ----------------------------------------------------------------------------------------------------
DETAILED
INCOME STATEMENT                              HISTORICAL                                            PROJECTED
**************************     ----------------------------------------------------------------------------------------------------
                                   1995      1996       1997       1998      1999      2000      2001      2002      2003      2004
% Growth
                                 ------    ------     ------     ------    ------    ------    ------    ------    ------    ------
Total Net Revenue                    na     65.5%      49.8%      27.7%     12.9%     12.0%     12.0%     13.0%     13.0%     13.0%

  Cost of Goods Sold                 na     69.5%      50.5%      28.0%     12.6%     12.0%     10.9%     13.0%     13.0%     13.0%
                                 ------    ------     ------     ------    ------    ------    ------    ------    ------    ------
      GROSS PROFIT                   na     56.8%      48.3%      27.0%     13.5%     12.0%     14.6%     13.1%     13.0%     13.0%

Operating Expenses:
      S, G & A(1)                    na     59.4%      47.9%      21.3%     15.0%      8.8%     10.3%
                                 ------    ------     ------     ------    ------    ------    ------
      OPERATING PROFIT               na     50.9%      49.4%      40.1%     10.5%     18.8%     22.8%

-----------------------------------------------------------------------------------------------------------------------------------
% of Total Revenue
                                 ------    ------     ------     ------    ------    ------    ------    ------    ------    ------
Total Net Revenue                100.0%    100.0%     100.0%     100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%

  Cost of Goods Sold              68.8%     70.4%      70.7%      70.9%     70.7%     70.7%     70.0%     70.0%     70.0%     70.0%
                                 ------    ------     ------     ------    ------    ------    ------    ------    ------    ------
      GROSS PROFIT                31.3%     29.6%      29.3%      29.1%     29.3%     29.3%     30.0%     30.0%     30.0%     30.0%

Operating Expenses:
      S, G & A(1)                 21.5%     20.8%      20.5%      19.5%     19.8%     19.3%     19.0%
                                 ------    ------     ------     ------    ------    ------    ------
      OPERATING MARGIN             9.7%      8.8%       8.8%       9.7%      9.5%     10.0%     11.0%

----------------------------
(1) Operating expenses for Two & Tanga will be shared as integration occurs.

                                                                          Page 1

                                                          TANGA FORECAST
(FYE December 31)
($000's)
                            -----------------------------------------------------------------------------------------------------
                            Historical                                                    PROJECTED
                            -----------------------------------------------------------------------------------------------------
                                  1998         1999         2000            2001             2002            2003            2004
INCOME STATEMENT
----------------
Revenue
Total Net Revenue              $75,900      $78,200      $80,600         $87,000          $94,000        $101,500        $109,600

 Cost of Goods Sold             39,700       40,900       42,200          45,551           48,269          52,109          56,267
                               -------      -------      -------         -------          -------         -------         -------
  GROSS PROFIT                 $36,200      $37,300      $38,400         $41,449          $45,731         $49,391         $53,333
      Margin                      47.7%        47.7%        47.6%           47.6%            48.7%           48.7%           48.7%

Operating Expenses
S. G & A(1)                     26,100       26,900       27,807          29,145
                               -------      -------      -------         -------
OPERATING PROFIT               $10,100      $10,400      $10,593         $12,304
      Margin                      13.3%        13.3%        13.1%           14.1%

      GROWTH                                    3.0%         1.9%           16.2%


---------------------------
(1) Operating expenses for Two & Tanga will be shared as integration occurs.

                                                                          Page 2

                                                          TANGA Forecast
(FYE December 31)
($000's)
                            -----------------------------------------------------------------------------------------------------
DETAILED
INCOME STATEMENT            Historical                                                    PROJECTED
----------------            -----------------------------------------------------------------------------------------------------
                                  1998         1999         2000            2001             2002            2003            2004
% Growth
                               -------      -------      -------         -------          -------         -------         -------
Total Net Revenue                 na           3.0%         3.1%            7.9%             8.0%           8.0%             8.0%

 Cost of Goods Sold               na           3.0%         3.2%            7.9%             6.0%           8.0%             8.0%
                               -------      -------      -------         -------          -------         -------         -------
  GROSS PROFIT                    na           3.0%         2.9%            7.9%            10.3%           8.0%             8.0%

Operating Expenses:
  S, G & A(1)                     na           3.1%         3.4%            4.8%
                               -------      -------      -------         -------
  OPERATING PROFIT                na           3.0%         1.9%           16.2%

---------------------------------------------------------------------------------------------------------------------------------

% of Total Revenue
                               -------      -------      -------         -------          -------         -------         -------
Total Net Revenue               100.0%       100.0%       100.0%          100.0%           100.0%         100.0%           100.0%

 Cost of Goods Sold              52.3%        52.3%        52.4%           52.4%            51.3%          51.3%            51.3%
                               -------      -------      -------         -------          -------         -------         -------
  GROSS PROFIT                   47.7%        47.7%        47.6%           47.6%            48.7%          48.7%            48.7%

Operating Expenses:
  S, G & A(1)                    34.4%        34.4%        34.5%           33.5%
                               -------      -------      -------         -------
  OPERATING MARGIN               13.3%        13.3%        13.1%           14.1%

---------------------------
(1) Operating expenses for Two & Tanga will be shared as integration occurs.

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Exhibit I


Management Overview




--------------------------------------------------------------------------------
pwinc                                                                         29

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Management Overview

--------------------------------------------------------------------------------

The Company's executive management team is as follows:
--------------------------------------------------------------------------------
Name                    Age    Title
--------------------------------------------------------------------------------
William S. Green        40    Chairman, President and Chief Executive Officer
Michael J. Grebe        41    President and Chief Operating Officer
William Sanford         39    Senior Vice President and Chief Financial Officer
Michael T. Toomey       34    Treasurer
Gil V. Silva            63    President -- Tanga, Inc.
Carmen J. Sbezzi        63    Vice President, Sale -- Tanga, Inc.
Vincent A. Pescosolido  48    Vice President, Finance -- Tanga, Inc.
--------------------------------------------------------------------------------

WILLIAM S. GREEN, age 40, co-founded Two in 1978 with his father and has served as its Chairman, President and Chief Executive Officer since 1986.

MICHAEL J. GREBE, age 41, joined Two in November of 1998 as Executive Vice President and Chief Operating Officer. In October 1999, Mr. Grebe was named President of Two. Mr. Grebe previously served as a Group Vice President of Airgas, Inc, the nation's largest distributor of industrial gases. Mr. Grebe joined Airgas via the acquisition of IPCO Safety, Inc., a national alternate channel marketer of industrial safety supplies, where he served as President. Prior to joining IPCO Safety in 1991, Mr. Grebe worked for AB Bonnierforetagen, a Swedish multinational. While at Bonnier, Mr. Grebe held several key positions including President of Kent Dental, Inc., a national distributor of supplies to the dental and beauty industries. Mr. Grebe has served in the distribution industry since 1985. Mr. Grebe attended the University of Michigan on a Navy ROTC scholarship and graduated with honors from Michigan's business school. Mr. Grebe then served as a Naval Officer until 1984.


--------------------------------------------------------------------------------
pwinc                                                                         30

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Management Overview

--------------------------------------------------------------------------------

WILLIAM SANFORD, age 39, joined Two in April 1999, having spent 16 years with public industrial distribution companies. In addition to his corporate responsibilities for Finance and Administration, Mr. Sanford oversees Two's acquisition program, long range planning and shareholder relations. Mr. Sanford previously was Vice President Corporate Development at MSC Industrial Direct, a distributor of industrial supplies, and was responsible for seven acquisitions during the period. Prior to 1997, Mr. Sanford spent 14 years at Airgas, Inc, where he most recently served as Executive Vice President with responsibilities in strategy and business development as well as line responsibility for the company's manufacturing and rental equipment divisions. Previously, Mr. Sanford served as Vice President of Sales and Marketing, President of the company's Pacific Northwest subsidiary, and Vice President of Sales for Airgas's manufacturing division. Mr. Sanford is an outside director of Western International Gas, Need in Deed Philadelphia and a Trustee of Virginia Episcopal School. Mr. Sanford earned a Bachelor of Science degree from Vanderbilt University and completed graduate studies at the University of Madrid and the Wharton School.

MICHAEL T. TOOMEY, age 34, joined Two in 1992 as the company's Controller and Treasurer. In 1995 Mr. Toomey was promoted to the position of Chief Financial Officer, a position he held until 1999. Recently, with the addition of Bill Sanford, Mr. Toomey was transitioned into the role of Vice President of Finance and Treasurer. From October 1986 until October 1992, Mr. Toomey was an accountant and supervisor with the public accounting firm of Fishbein & Company, P.C. Mr. Toomey is a certified public accountant and earned a Bachelor of Science degree in Accounting from Villanova University.


--------------------------------------------------------------------------------
pwinc                                                                         31

--------------------------------------------------------------------------------
                                                                     Project Two
--------------------------------------------------------------------------------

Management Overview

--------------------------------------------------------------------------------

GIL V. SILVA, President, joined Tanga in 1966 as Manager of Accounting. During the period 1966 through 1974, he held several management positions within the company and was named Vice President, Finance in 1974. In 1975, he was elected President of the company and has been active in this position since that time. Prior to joining the company, he held positions with a CPA firm and The Chase Manhattan Bank. He received his BS degree in Accounting from Fordham University.

CARMEN J. SBEZZI, Vice President, Sales, joined Tanga. in 1963 as Purchasing Assistant. In 1976, he became Vice President, Purchasing and in 1982, Vice President Sales, his current position. Prior to joining the company, he was in purchasing with Western Union Telegraph Company. He received a BS degree in Labor Management from Manhattan College.

VINCENT A. PESCOSOLIDO, Vice President, Finance, joined Tanga in 1992. Prior to joining Tanga, he was Vice President, Administrator and Controller in the Mailing Systems Division of Pitney Bowes Inc. and previously held several management positions with that company, including controller of its Dictaphone subsidiary. Before joining Pitney Bowes, he spent five years with Coopers & Lybrand. He received his BBS Degree from Iona College and is a Certified Public Accountant.


--------------------------------------------------------------------------------
pwinc                                                                         32